UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Troy Group, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.

Patrick J. Dirk, President & CEO

Dennis Fairchild, Chief Financial Officer

(949) 250-3280

www.troygroup.com

TROY Group Responds To Westar Press Release

SANTA ANA, Calif. — July 28, 2004 — TROY Group Inc. (NASDAQ: TROY) today responded to a press release issued by Westar Capital LLC regarding their interest in purchasing all of the outstanding equity of TROY.

Patrick J. Dirk, Chairman and CEO of TROY, stated that he had received a letter from Westar last week in which Westar stated that they were prepared to purchase all of the outstanding equity of TROY, including the majority interest held by the Dirk family, at a price of $4.00 per share, subject to a possible upward adjustment depending on the level of increased cash on hand since its offer last year and satisfactory completion of further due diligence.  In response, Mr. Dirk sent an overnight letter to Westar the following day stating once again that the majority interest was not for sale and suggesting that Westar contact the Special Committee if they were interested in purchasing the minority interest.  The Special Committee also sent a letter last week to Westar asking that they contact the Special Committee directly regarding the possibility of purchasing the minority interest.  According to Steve Holmes, Chairman of the Special Committee, Westar never contacted the Special Committee.

“Westar has never demonstrated a serious intention to purchase an equity interest in TROY,” stated Mr. Dirk, “and their failure to contact the Special Committee and instead issue a press release after we informed them that the majority interest was not for sale is a further indication. of this.  All of Westar’s purported “offers” have consisted of nothing more than non-binding letters or press releases and have been contingent upon numerous factors.  If Westar was seriously interested in acquiring an equity interest in TROY, they would have commenced a formal, fully financed tender offer directly to our stockholders that is capable of being accepted or rejected by our stockholders.  Until that time, these communications and press releases are nothing more than smoke and mirrors designed to confuse the stockholders and disrupt the market.  The reality is that the only firm offer on the table is the offer from the Dirk family.”

About TROY Group

TROY Group, Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments.  Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.  TROY distributes productions to major corporations, banks, key government accounts and distributors worldwide.  Visit TROY at www.troygroup.com.

TROY filed a preliminary proxy statement with the Securities and Exchange Commission on June 17, 2004.  Prior to consummation of the merger, TROY will file a definitive proxy statement with the Securities and Exchange Commission and will distribute such proxy statement to investors and stockholders.  Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger.

Investors and stockholders may obtain copies of the proxy statement (when available) and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from TROY by directing such request to TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, 949-250-3280.

TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003. This document is available, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov and from TROY at TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, 949-250-3280.

CONTACT: TROY Group, Inc.

Patrick Dirk or Dennis Fairchild, 949-250-3280
or
Myra Erickson (Investors), 949-798-4644

inquire@troygroup.com
www.troygroup.com

SOURCE: TROY Group, Inc.

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